Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333- 249948)  and Registration Statement on Form S-3 (File No. 333-248069)  of Logiq, Inc. (the “Company”) of our report dated May 3, 2024, relating to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Centurion ZD CPA & Co

Hong Kong
May 3, 2024